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                                                                   Exhibit 10.10

                           EXCLUSIVE LICENSE AGREEMENT

This Agreement ("Agreement") effective as of March 31, 2006 (the "Effective Date") between eyeonics, inc having its principle place of business at 26970 Aliso Viejo Parkway, Suite #100, Aliso Viejo, CA 92656 ("eyeonics") and Richard
L. Lindstrom, M.D., an individual, ("Dr. Lindstrom").

WHEREAS, Dr. Lindstrom and eyeonics entered in those two certain consulting agreements, the first dated August 1, 2002 (the "2002 Consulting Agreement") and the second dated March 8, 2005 (the "2005 Consulting Agreement").

WHEREAS, the 2002 Consulting Agreement expired on July 31, 2004, and the parties desire to rescind the 2005 Consulting Agreement, and hereby acknowledge that the 2005 Consulting Agreement, and all of the parties' rights and obligations under the 2005 Consulting Agreement, were void ab initio.

WHEREAS, the parties now wish to clarify their rights and obligations to each other with respect to the inventions (as defined below) and the subject matter of the 2005 Consulting Agreement.

WHEREAS, Dr. Lindstrom owns, or has an ownership interest in: (i) the AT-45A and/or the crystaiens (Illegible) intraocular lens, (ii) certain improvements, modifications and derivatives thereof and (iii) related subject matter, to the extent each of the foregoing is not owned by eyeonics pursuant to the 2002 Consulting Agreement (collectively, the "Inventions").

WHEREAS, Dr. Lindstrom desires to grant to eyeonics an exclusive license under all of his right, title and interest in the inventions and eyeonics desires to receive such license, all as described in more detail below.

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

"Affiliate" shall mean any entity which controls, is controlled by or is under common control with eyeonics. For purposes of this definition, an entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

"Field" shall mean any and all applications.

"Licensed Patents" shall mean any and all of Dr. Lindstrom's right, title and interest in and to:

     i. all worldwide patent and patent applications claiming or disclosing subject matter claimed or disclosed in the Patent(s) and patent application(s) listed in Exhibit A hereto and all improvements, derivatives and modifications to such subject matter (collectively the "Patent Rights"); and

     ii. all divisions, continuations, continuations-in-part, patents of addition, and substitutions of the Patent Rights, together with all registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing patents.

"Licensed Product" shall mean a product the manufacture, sale or use of which would, but for the license granted herein, infringe a Valid Claim within the Licensed Patents in the country for which such product is sold, at the time such product is sold.

"Net Sales" shall mean the amounts actually received by eyeonics or its Sublicensees for the sale or other disposition to an unaffiliated third party for Licensed Products or Unpatented Products, as applicable, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts; (i) all trade, cash and quantity credits, discounts or refunds; (ii) amounts for claims, allowance or credits for returns, retroactive price reductions, chargebacks; and (iii) packaging, handling fees and prepaid freight, sales, taxes, duties and other governmental charges (including value-added tax), but excluding what is commonly known as income taxes. For the removal of doubt, Net Sales shall not include sales by eyeonics to its Affiliates for resale; provided that if eyeonics sales a Licensed Product or an Unpatented Product to an Affiliate for resale, Net Sales shall include the amounts invoiced by such Affiliate to third parties on the resale of such Licensed Product or Unpatented Product. In addition, Net Sales shall not include shipments of Licensed Products and/or Unpatented

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Products made by eyeonics, its Sublicensees or its Affiliates to third parties at no or low cost in connection with research and development or clinical trials.

"Product" shall mean a Licensed Product or Unpatented Product, as applicable.

"Unpatented Product" shall mean a product substantially incorporating the subject matter of the patent(s) and patent application(s) listed in Exhibit A, but the manufacture, sale or use of which would not infringe a Valid Claim within the Licensed Patents in the country for which such product is sold, at the time such product is sold.

"Sublicensee" shall mean any non-Affiliate third party to whom eyeonics has granted the right to manufacture and sell Licensed Products and/or Unpatented Products.

"Territory" shall mean worldwide.

"Valid Claim" shall mean a claim of an issued and unexpired patent within the Licensed Patents which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise; provided, however, that if the holding of such court or agency is later reversed by a court or agency with overriding authority, the claim shall be reinstated as a Valid Claim with respect to Net Sales made after the date of such reversal.

                                    ARTICLE 2
                                     LICENSE

2.1 License. Dr. Lindstrom hereby grants to eyeonics an exclusive license under any and all of Dr. Lindstrom's right, title and interest in and to the Licensed
Patents: (i) to make, have made, use, sell, have sold, import and have imported Licensed Products, and (ii) to otherwise exploit the Licensed Patents and the subject matter of the Inventions; and to have any of the foregoing performed on its behalf by a third party for all applications.

2.2 Sublicenses. eyeonics may grant and authorize sublicenses to Sublicensees within the scope of the license granted to eyeonics pursuant to this Agreement.

                                    ARTICLE 3
                                  CONSIDERATION

3.1 Base Royalty.

     i. In consideration of the rights and licenses granted by Dr. Lindstrom to eyeonics herein, eyeonics agrees to pay to Dr. Lindstrom the following running royalties based on Net Sales of Licensed Products:

               (1) on eyeonics' annual Net Sales of Licensed Products of up to and including five million U.S. dollars ($5,000,000), eyeonics will pay to Dr. Lindstrom two percent (2%) of such Net Sales;

               (2) on eyeonics' incremental annual Net Sales of Licensed Products of more than five million U.S. dollars ($5,000,000), but up to and including ten million U.S. dollars ($10,000,000), eyeonics will pay to Dr. Lindstrom one and one-half percent (1.5%) of such Net Sales;

               (3) on eyeonics' incremental annual Net Sales of Licensed Products of more than ten million U.S. dollars ($10,000,000), eyeonics will pay to Dr. Lindstrom one percent (1%) of such Net Sales;

     ii. In further consideration of the rights and licenses granted by Dr. Lindstrom to eyeonics herein, eyeonics agrees to pay to Dr. Lindstrom the following running royalties based on Net Sales of Unpatented Products:

               (1) on eyeonics' annual Net Sales of Unpatented Products of up to and including five million U.S. dollars ($5,000,000), eyeonics will pay to Dr. Lindstrom one percent (1%) of such Net Sales;

               (2) on eyeonics' incremental annual Net Sales of Unpatented Products of more than five million U.S. dollars ($5,000,000), but up to and including ten million U.S. dollars ($10,000,000), eyeonics will pay to Dr. Lindstrom three-quarters of one percent (0.75%) of such Net Sales;
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          (3) on eyeonics' incremental annual Net Sales of Unpatented Products of more than ten million U.S. dollars ($10,000,000), eyeonics will pay to Dr. Lindstrom half of one percent (0.5%) of such Net Sales;

     iii. It is understood that a certain type of Product may be an Unpatented Product at the time such Product is sold, in which case the royalty rates described in Section 3.1(ii) would apply to the Net Sales of such Product at such time, but that the same type of Product may be a Licensed Product when sold at a later date, following the issuance of a Valid Claim within the Licensed Patents claiming the manufacture, use or sale of such Product, in which case the royalty rates described in Section 3.1(i) would apply to the Net Sales of such Product at such time. Notwithstanding the foregoing, and for clarity, in no event shall a royalty under both part (i) and part (ii) above be due on the Net Sales of a unit of Product

3.2 Royalty Term. The running royalties under Section 3.1 shall be payable on a Product-by-Product and country-by-country basis on the Net Sales of such Product by eyeonics or its Affiliates and only for the period until the earlier of: (i) twenty (20) years after the Effective Date or (ii) the expiration of the last to expire of the patents within the Licensed Patents that contains a claim that would be infringed by the manufacture, sale or use of such Product in such country (such period, the "Royalty Term" for such Product).

3.3 Multiple Royalties. If eyeonics or its Affiliate is required to pay a third party amounts with respect to a Product under agreements for patent rights or other technologies which eyeonics, in its reasonable judgment, determines are necessary or desirable to license or acquire with respect to such Product, eyeonics may deduct such amount owing to such third parties (prior to any reductions) from the royalty owing to Dr. Lindstrom for the sale of such Product pursuant to Section 3.1 above. Notwithstanding the foregoing provisions of this
Section 3.3, in no event shall the royalties due to Dr. Lindstrom pursuant to
Section 3.1 above be so reduced to less than fifty percent (50%) of the amount that would otherwise be due Dr. Lindstrom thereunder.

3.4 Combination Products. In the event that a Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this Article 3 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/B, where A is the Average gross selling price during the previous calendar quarter of the Product sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s). In the event that a substantial number of such separate sales were not made during the previous calendar quarter then the Net Sales shall be as reasonably allocated by eyeonics between such Product and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.

3.5 Records. During the Royalty Term and for a period of three (3) years thereafter, eyeonics shall keep complete and accurate records of its and its Affiliates' Net Sales in sufficient detail to enable the amount payable under this Article 3 to be determined. Upon Dr. Lindstrom's written request, but not more frequently than once per calendar year, eyeonics shall permit representatives or agents of Dr. Lindstrom, at Dr. Lindstrom's expense, to examine such records during eyeonics's regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales received not more than three (3) years prior to the date of Dr. Lindstrom's request. In the event that the amount due to Dr. Lindstrom are determined to have been underpaid, eyeonics shall pay to Dr. Lindstrom any amount due and unpaid, together with interest on such amount at the U.S. prime rate quoted in the "Money Rates" column of The Wall Street Journal (U.S., Eastern Edition) on the first business day after such unpaid amount is discovered, or at the maximum rate permitted by law, whichever is lower, eyeonics records examined by Dr. Lindstrom hereunder shall be considered Confidential Information (as defined in Article 5 below).

3.6 Reports. Beginning with the first accrual of Net Sales on which a royalty is due hereunder and until the end of the Royalty Term, eyeonics shall provide to Dr. Lindstrom a semi-annual royalty report as follows: Within sixty (60) days after the end of each semi-annual period, eyeonics shall deliver to Dr. Lindstrom a true and accurate report, giving such particulars of the business conducted by eyeonics and its Affiliates, if any, during such semi-annual period as are pertinent to account for royalties due under this Article 3. Such report shall include at least (i) the total of Net Sales during such semi-annual period; (ii) the calculation of royalties; and (iii) the total royalties so calculated and due Dr. Lindstrom. Simultaneously with the delivery of each such report, eyeonics shall pay to Dr. Lindstrom the total royalties, if any, due to Dr. Lindstrom for the period of such report. If no royalties are due, eyeonics shall so report. Dr. Lindstrom shall not provide to third parties any information contained in reports provided to Dr. Lindstrom under this Section 3.6, or learned by Dr. Lindstrom under Section 3.5 above. The reports provided to Dr. Lindstrom by eyeonics hereunder and all information contained therein shall be considered Confidential Information.

3.7 Option Grant. As partial consideration for the license granted by Dr. Lindstrom herein, eyeonics will recommend at the first meeting of its Board of Directors following the date of this Agreement that the Board of Directors grant Dr. Lindstrom a nonqualified stock option to purchase 75,000 shares of the eyeonics Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board of Directors. 50% of the shares subject to the option shall vest on the Effective Date, and the remaining 37,500 shares subject to the options shall vest monthly over the following 24 months in equal monthly amounts, provided that this Agreement continues to be in full force and effect on such date. The option grant shall be subject to the terms and conditions of eyeonics' 1998 Stock Option Plan and standard Stock Option Agreement, including the vesting requirements set forth
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therein.

3.8 Payments. All amounts payable hereunder by eyeonics shall be payable in United States Dollars to Dr. Lindstrom. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by eyeonics in calculating eyeonics's own revenues for financial reporting purposes. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the rate set forth in Section 3.6 above on the first business day after such payment is due, calculated on the number of days such payment is delinquent.

3.9 Taxes. Any withholding or other tax that is required by law to be withheld on behalf of eyeonics with respect to payments owed by eyeonics pursuant to this Agreement shall be deducted by eyeonics from such payment prior to remittance, eyeonics shall promptly furnish Dr. Lindstrom evidence of any such taxes withheld.

                                    ARTICLE 4
                                 PATENT MATTERS

4.1  Prosecution and Maintenance.

     i. eyeonics shall have the right, at its option, to control the filing for, prosecution and maintenance of the Licensed Patents. For purposes of this
Article 4, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re-examinations, reissues or extensions of patent terms. In the event that eyeonics elects not to file, prosecute or maintain any patent application or patent within the Licensed Patents or pay any fee related thereto, in any country eyeonics shall promptly notify Dr.
Lindstrom of such election, but in no case later than sixty (60) days prior to any required action relating to the filing, prosecution or maintenance of such patent or patent application. From and after the effective date of such notice, such patent application or patent shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of eyeonics with respect thereto shall terminate and revert to Dr. Lindstrom.

     ii. Subject to eyeonics' election rights in the third sentence of part (i) above of in this Section 4.1, eyeonics shall use commercially reasonable efforts to obtain patent protection for the AT-45A intraocular lens design in the United States, Europe and Asia in its prosecution and maintenance of the Licensed Patents.

4.2 Enforcement. If either party determines that a third party is making, using or selling a product that may infringe the Licensed Patents, that party shall notify the other party in writing.

     i. eyeonics shall have the first right (itself or through others), at its sole option, to bring suit to enforce the Licensed Patents, and/or to defend any declaratory judgment action with respect thereto; provided, however, that eyeonics shall keep Dr. Lindstrom reasonably informed as to the defense and/or settlement of such action. Dr. Lindstrom shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by eyeonics from an action to enforce the Licensed Patents shall be first applied to reimburse eyeonics' and then Dr. Lindstrom's unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents, be treated as Net Sales of Unpatented Products.

     ii. In the event eyeonics elects not to initiate an action to enforce the Licensed Patents against a commercially significant infringement by a third party, within six (6) months of a request by Dr. Lindstrom to do so, (or within such shorter period which may be required to preserve the legal rights of Dr. Lindstrom under the laws of the relevant government), Dr. Lindstrom may initiate such action at its expense with eyeonics' prior written consent, which consent shall not be unreasonably withheld. eyeonics shall have the right to participate in any such action with counsel of its own choice at its own expense. All recoveries received by Dr. Lindstrom from an action to enforce the Licensed Patents shall be first applied to reimburse Dr. Lindstrom's and then eyeonics' unreimbursed expenses, including without limitation, reasonable attorney's fees and court costs. Any remainder shall, to the extent the same pertains to an infringement of the Licensed Patents, be divided seventy five percent (75%) to Dr. Lindstrom and twenty-five percent (25%) to eyeonics.

     iii. eyeonics (itself or through its designees) agrees to use commercially reasonable efforts to enforce the Licensed Patents against commercially significant infringements and declaratory judgment actions, in each case without cost to Dr. Lindstrom.

4.3 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Licensed Patents, Dr. Lindstrom shall cooperate fully, including without limitation by joining as a party plaintiff and executing such documents as eyeonics may reasonably request. Upon the request of and, at the expense of eyeonics, Dr. Lindstrom shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials in each of its possession.

4.4 No Implied Obligations. Except as expressly provided in this Article 4, neither party has any obligation to bring or prosecute actions or suits against any third party for patent

                                    ARTICLE 5
                                 CONFIDENTIALITY

Dr. Lindstrom agrees that, during the term of this Agreement and for a period of three (3) years thereafter, Dr. Lindstrom shall not disclose, without the prior written consent of eyeonics, any eyeonics Confidential Information. As used herein, "Confidential Information" means all information and/or trade secrets relating to eyeonics' management, business, operations, technology, products or business plans, which Dr. Lindstrom knows or has reason to know is regarded as confidential by eyeonics and includes without limitation any information relating to the Inventions (including information generated by Dr. Lindstrom whether before or after the Effective Date). Confidential Information shall not include information that Dr. Lindstrom can demonstrate (i) has become part of the public domain except by breach of this Agreement; (ii) Dr. Lindstrom knew prior to the disclosure of such Confidential Information by eyeonics to Dr. Lindstrom, in the case of Confidential Information disclosed by eyeonics to Dr. Lindstrom; or (iii) Dr. Lindstrom learned from a third party source having no duty of confidentiality to eyeonics. Dr. Lindstrom may lecture upon, disseminate and publish under Dr. Lindstrom's own name scientific papers arising from work done relating to the inventions, but only upon the prior written approval of eyeonics, with such approval not to be unreasonably withheld. For clarity, eyeonics' approval of a disclosure by Dr. Lindstrom pursuant to the foregoing sentence will not be deemed to be unreasonably withheld if such disclosure would harm eyeonics' ability to commercialize the inventions or obtain patent protection thereof.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

6.1 Warranties. Dr. Lindstrom represents and warrants that: (i) his ownership interest in and to the Licensed Patents is free and clear of any liens or encumbrances; (ii) he has not previously granted and will not grant any rights in the Licensed Patents to any third party; (iii) except for the Licensed Patents, as of the Effective Date, he does not own or control any patent or patent application (including any invention disclosure or draft patent application for which a patent application is intended to be filed) the claims of which would dominate any practice of the inventions; (iv) as of the Effective Date, there are no actions, suits or proceedings pending or threatened in writing against him at law or in equity by or before any third party, federal, state or other governmental department, agency or instrumentality, domestic or foreign, which may in any way adversely affect eyeonics' rights hereunder or otherwise call into question his rights to transfer to eyeonics the rights contemplated hereunder; (v) from August 1, 2004 through the Effective Date, there are no inventions, whether patentable or not, other than the inventions licensed herein, conceived, made or reduced to practice by Dr. Lindstrom related to eyeonics' technology; and (vi) the inventions have not been developed under any funding agreement with the Government of the United States.

6.2 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 6, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND BOTH PARTIES SPECIFICALLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES AND NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                    ARTICLE 7
                                 INDEMNIFICATION

     eyeonics shall defend and indemnify Dr. Lindstrom from and against any and all claims, suits or proceedings brought by third parties (including reasonable attorneys' fees) (any of the foregoing, a "Claim") against Dr. Lindstrom, as a direct result of eyeonics' exercise of its rights under the Licensed Patents or gross negligence or willful misconduct; provided, however, that eyeonics' obligations pursuant to this Article 7 shall not apply to the extent that such Claims result from (i) the negligence, bad faith, willful misconduct or omission of Dr. Lindstrom; or (ii) breach of any of the terms or conditions of this Agreement, including the representations and warranties made by Dr. Lindstrom in
Section 6.1. Dr. Lindstrom shall defend and indemnify eyeonics from and against any and all Claims against eyeonics, as a direct result from part (i) or (ii) above; provided, however, that Dr. Lindstrom's obligations pursuant to this
Article 7 shall not apply to the extent that such Claims result from the gross negligence or willful misconduct of eyeonics. The obligations of a party from which indemnification is sought under this Article 7 (such party, the "Indemnifying Party") are contingent upon the other party (such other party, the "Indemnitee"): (a) promptly notifying the indemnifying Party in writing of any such Claim with respect to which it intends to claim such indemnification; (b) giving the indemnifying Party sole control of the defense and/or settlement thereof (provided that the indemnifying Party shall not have the right to admit the fault of the indemnitee without the prior written consent of the indemnitee, with such consent not to be unreasonably withheld); and (c) providing the indemnifying Party, at the indemnifying Party's expense, with reasonable assistance and full information with respect to such Claim. The indemnifying Party shall have no obligations for any Claim if the indemnitee makes any admission, settlement or other communication regarding such Claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

                                    ARTICLE 8
                                   TERMINATION

8.1 Term. Unless terminated earlier pursuant to this Article 8, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last application within the Licensed Patents.

8.2 Termination for Breach. In the event of a material breach of this Agreement, the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within ninety (90) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach by written notice to the other party within such ninety (90) day period, the nonbreaching party shall not have the right to terminate this Agreement unless it has been determined by a court of competent jurisdiction in accordance with Section 9.3 below that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within ninety (90) days after such determination.

8.3 Termination by eyeonics. Any provision herein notwithstanding, eyeonics may terminate this Agreement, in its entirety or as to any particular patent or patent application within the Licensed Patents, or as to any particular Licensed Product or Unpatented Product, at any time by giving Dr. Lindstrom at least sixty (60) days prior written notice. From and after the effective date of a termination under this Section 8.3 with respect to a particular patent or application, such patent(s) and patent application(s) in the particular country shall cease to be within the Licensed Patents for all purposes of this Agreement, and all rights and obligations of eyeonics with respect to such patent(s) and patent application(s) shall terminate. From and after the effective date of a termination under this Section 8.3 with respect to a particular Licensed Product or Unpatented Product, the license granted under
Section 2.1 above shall terminate with respect to such Licensed Product or Unpatented Product (as applicable), and the same shall cease to be a Licensed Product or Unpatented Product (as applicable) for all purposes of this Agreement. Upon a termination of this Agreement in its entirety under this
Section 8.3, all rights and obligations of the parties shall terminate, except as provided in Section 8.4 below.

8.4 Effect of Termination/Expiration.

     i. No Release. Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

     ii. Sublicenses. Upon termination of this Agreement for any reason, any sublicense granted by eyeonics hereunder shall survive, provided that the applicable Sublicensee promptly agrees in writing to pay to Dr. Lindstrom such amounts that would otherwise be due to Dr. Lindstrom hereunder for such Sublicensee's activities under such sublicense.

     iii. Articles 1, 5, 6, 7, 8 and 9 and Sections 3.5, 3.8 and 3.9 shall survive the expiration and any termination of this Agreement. In addition, Sections 3.1-3.4 and 3.6 shall survive the expiration and any termination of this Agreement until the expiration of the Royalty Term described in Section 3.2; provided, however, that such sections shall not survive in the event this Agreement is terminated by eyeonics pursuant to Section 8.2. Except as otherwise provided in this Article 8, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 The 2005 Consulting Agreement. The parties, by free and mutual consent hereby agree to and do rescind the 2005 Consulting Agreement, and agree that all of the parties' rights and obligations under the 2005 Consulting Agreement, were null and void ab initio; that neither party does or shall have any obligations or rights with respect to the other thereunder; and that the 2005 Consulting Agreement is replaced and superseded in its entirety by this Agreement.

9.2 Further Assurances. Dr. Lindstrom agrees to assist eyeonics, or its designee, at eyeonics' expense, in every proper way to secure eyeonics' rights in the Inventions and Licensed Patents in any and all countries, including the disclosure to eyeonics of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which eyeonics shall deem necessary or appropriate in order to apply for and obtain such rights and in order to assign and convey to eyeonics, its successors, assigns, and nominees the sole and exclusive right, title and interest in and to such Inventions and Licensed Patents. If eyeonics is unable because of Dr. Lindstrom's unavailability or for any other reason to secure his signature to file, prosecute, maintain or enforce any Licensed Patent, Dr. Lindstrom hereby irrevocably designates and appoints eyeonics end its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and steed for any such purpose with the same legal force and effect as if executed by Dr. Lindstrom.

9.3 General. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without reference to its principles of conflicts of law. The relationship of Dr. Lindstrom and eyeonics established by this Agreement is that of independent contractors. Dr. Lindstrom agrees not to disclose any terms of this Agreement to any third party without the consent of eyeonics, except as required by securities or other applicable laws, to prospective and other investors and such party's accountants, attorneys and other professional advisors. This Agreement (i) may be assigned by eyeonics to any entity provided that such entity agrees to be bound by the terms and conditions contained herein (including but not limited to eyeonics' royalty payment obligations in Article 2 above); and (ii) may be assigned by Dr. Lindstrom with the prior written consent of eyeonics. This Agreement shall be binding upon the successors and assigns of the parties. All notices, requests and communications hereunder shall be in writing and shall be personally delivered or sent by facsimile transmission (receipt confirmed), mailed by registered or certified mail, postage prepaid, or sent by express courier service (e.g., Federal Express), and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the address of the applicable party set forth below its signature, or such other address as may be specified in writing to the other party. This Agreement and the 2002 Consulting Agreement set forth the entire Agreement between the parties with respect to the subject matter contained herein and supersede any previous understandings, commitments or agreements, whether oral or written, with respect to the subject matter contained herein including the 2005 Consulting Agreement. This Agreement may only be amended with a writing signed by authorized representatives of both parties hereto that specifically and expressly refers to this Agreement. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Richard L. Lindstrom, M.D.              eyeonics, inc


By: /s/ Richard L. Lindstrom            By: /s/ J. Andy Corley
    ---------------------------------       ------------------------------------
                                        Name: J. ANDY CORLEY
                                        Title: CEO

Address: 710 E. 24th Street, #106       Address: eyeonics, inc.
         Minneapolis, MINN 55404                 26970 Aliso Viejo Pkwy.
                                                 Suite 100
                                                 Aliso Viejo, CA 92656
Facsimile: 612-813-3660                 Facsimile:
                                                   -----------------------------

                                    EXHIBIT A

                                LICENSED PATENTS

1 Title: Accommodating Intraocular Lens (AT-45A or AT-45SEA). Applicants: J. Stuart Cumming. J. Andy Corley, Richard L. Lindstrom, Patent No. 13533.4061.

                            SUMMARY OF PROPOSED TERMS
                                LICENSE AGREEMENT
                            LINDSTROM-EYEONICS, INC.
                                February 9, 2006

PARTIES:                         Richard L. Lindstrom, MD and eyeonics, Inc.

LICENSED PATENTS:                U.S. patent applications that apply to drawings
                                 of the AT- 45A, otherwise known as the "silver
                                 bullet" and /or the crystalens aspheric and all
                                 worldwide patent applications relating or
                                 corresponding thereto including provisionals,
                                 divisions, continuations, continuations-in-
                                 part, re-examinations, reissues, and all
                                 patents issuing thereon, including extensions
                                 and reissues (the "Licensed Patents").

LICENSED PRODUCTS:               "Licensed Product" will mean any product whose
                                 sale would, but for the license granted to
                                 eyeonics, infringe a Valid Claim within the
                                 Licensed Patents in a country for which the
                                 product is sold.

                                 "Valid Claim" will mean the claims of issued, unexpired patents within the Licensed Patents that have not been held invalid or unenforceable.

                                 In the event that a patent is not, or cannot be obtained, a reduced commission (described in ROYATIES) will be paid for promotional activities

TERRITORY                        The Territory shall initially include all
                                 countries and territories of the world

LICENSE: Lindstrom has granted an exclusive license under the Licensed Patents, including the right to grant and authorize sublicenses, to make, have made, import, have imported, use, offer for sale and sell Licensed Products for all purposes in the Territory.

ROYALTIES:                       In countries where the sale of Licensed
                                 Products is covered by an issued Valid Claim
                                 within the Licensed Patents, eyeonics shall
                                 pay:

                                      -    a 2% royalty to Lindstrom on the
                                           first $5 million in sales, 1.5% on
                                           the second $5 million. 1% on
                                           remaining sales per annum on net
                                           sales of Licensed Products.

                                      -    If there is no valid patent, a 1%
                                           commission will be paid on the
                                           first $5 million in sales, 0.75% on
                                           the second $5 million, 0.5% on
                                           remaining sales per annum of the
                                           products.

                                 If any Licensed Products are sold in
                                 combination with other products which are not within the scope of the Licensed Patents, the royalties due to Lindstrom will be based on that proportion of the combination product reasonably attributable to the Licensed
                                 Patents.

THIRD PARTY LICENSES:            eyeonics shall be responsible for the payment
                                 of any amounts due to third parties to obtain
                                 any rights necessary to exploit the Licensed
                                 Patents. Any such payments paid by eyeonics may
                                 be credited against any amounts due to
                                 Lindstrom up to 50% of such amounts.

PATENT EFFORT BY EYEONICS:       eyeonics pledges to use its patent estate, know
                                 how, and best efforts to gain approval of the
                                 AT-45A (silver bullet) design for the US and
                                 ROW patents.

PROMOTION BY LINDSTROM:          In partial consideration for the royalties and
                                 other payments set forth in the license
                                 agreement, Lindstrom shall use diligent
                                 efforts, consistent with Law and sound
                                 professional standards, to promote and
                                 encourage the use of Licensed Products as
                                 requested and promoted by eyeonics, as set
                                 forth in the license agreement.

PATENT COSTS:                    EYEONICS will be responsible, using patent
                                 counsel, for preparing, filing, prosecuting and
                                 maintaining patent applications and patents
                                 relating to inventions included in the Licensed
                                 Patents, and shall consult and cooperate with
                                 Lindstrom in connection therewith. All
                                 reasonable patent expenses shall be paid by
                                 EYEONICS.

OTHER TERMS:                     The license agreement will contain additional
                                 terms reasonable and customary for agreements
                                 of this type, including without limitation,:
                                 infringement and litigation; disclaimer of
                                 warranties, indemnification; use of names and
                                 the like, provided the agreement shall not
                                 contain any other financial obligations of
                                 eyeonics except those set forth above. This
                                 term sheet is not intended to be binding, and
                                 shall not be construed to be binding upon the
                                 parties unless and until such time as the
                                 parties have executed a written definitive
                                 license agreement setting forth terms and
                                 conditions mutually agreed by the parties.


/s/ Richard L. Lindstrom                Feb 13, 2006
-------------------------------------   Date
RICHARD L. LINDSTROM


/s/ J. Andy Corley                      2-14-06
-------------------------------------   Date
J. ANDY CORLEY